EXHIBIT 99.1

NEWS RELEASE

	Contacts:	C. Byron Snyder, Chairman and CEO Integrated Electrical Services, Inc. 713-860-1500 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E 713-529-6600
FOR IMMEDIATE RELEASE

INTEGRATED ELECTRICAL SERVICES

NAMES TWO NEW BOARD MEMBERS

HOUSTON — NOVEMBER 21, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced that it has named Charles H. Beynon, 57, and George O. McDaniel III, 53, to its Board of Directors, effective November 18, 2005. Mr. Beynon and Mr. McDaniel have been elected as independent directors.

Mr. Beynon has worked as an independent financial consultant offering financial and advisory services to a diverse group of clients since 2002. Mr. Beynon retired as a partner from Arthur Andersen in 2002 after a 29 year career with the firm. His career at Arthur Andersen included 19 years as a partner and division head responsibilities in the firm’s Houston office. He principally served middle market non-energy related companies. He is currently a board member of Commercial America Insurance Company and Barton Springs Grill, both located in Houston, Texas.

Mr. Beynon is a Certified Public Accountant in both Texas and Michigan and is a member in good standing with the AICPA and TSCPA. He has extensive experience with corporate finance, financial reporting, and tax, and he holds a Bachelor of Business Administration from Ohio University.

Mr. McDaniel has been President of Electrical Controller Products since 1988. Electrical Controller Products is a specialty distributor of motor control parts, components, and circuit breakers. Additionally, he has served as Chairman of ECP Tech Services, a leading independent electrical testing and repair firm on the Gulf Coast, since 1992. ECP Tech Services provides electrical power system solutions to customers in various industries, including petrochemical, industrial and electric utility. Prior to these positions, Mr. McDaniel worked for Arthur

Andersen in international taxation and mergers and acquisitions, and dealt with clients in the offshore drilling, manufacturing and oilfield services industries.

He holds a Bachelor of Science Degree in Accounting from the University of Kentucky. He also holds a law degree from the University of Mississippi and is a licensed attorney in both Texas and Mississippi.

Additionally, the Board of Directors has accepted the resignation of Alan R. Sielbeck from the board, effective November 18, 2005.

“I am extremely pleased to welcome George and Charles to the IES board. In our continued efforts to strengthen this company, I believe adding board members with such financial, industry and management experience will further enhance our Board of Directors.” stated Byron Snyder, IES’ Chairman and Chief Executive Officer. “I also want to give special thanks to Alan Sielbeck. Alan has been a part of IES since the very beginning in 1998 and has been a positive contributor throughout the years. IES wishes him well in his future endeavors and thanks him for his contributions.”

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

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